As filed with the Securities and Exchange Commission on November 18, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Liquidia Corporation
(Exact name of registrant as specified in its charter)

Delaware	85-1710962
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

419 Davis Drive, Suite 100 Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

Liquidia Corporation 2020 Long-Term Incentive Plan

LIQUIDIA CORPORATION 2020 EMPLOYEE STOCK PURCHASE PLAN

LIQUIDIA TECHNOLOGIES, INC. 2018 LONG-TERM INCENTIVE PLAN

LIQUIDIA TECHNOLOGIES, INC. 2016 EQUITY INCENTIVE PLAN, AS AMENDED

LIQUIDIA TECHNOLOGIES, INC. STOCK OPTION PLAN, AS AMENDED

(Full title of the plans)

Neal F. Fowler Chief Executive Officer Liquidia Corporation 419 Davis Drive, Suite 100 Morrisville, North Carolina (919) 328-4400	Andrew P. Gilbert DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey (973) 520-2550
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee(5)(6)
Liquidia Corporation 2020 Long-Term Incentive Plan
In respect of available share reserve: Common Stock, $0.001 par value per share	1,700,000	$3.80	(2)	$6,460,000	$704.79
Liquidia Corporation 2020 Employee Stock Purchase Plan
In respect of available share reserve: Common Stock, $0.001 par value per share	300,000	$3.23	(3)	$969,000	$105.72
Liquidia Technologies, Inc. 2018 Long-Term Incentive Plan
In respect of available share reserve: Common Stock, $0.001 par value per share	1,723,842	$3.80	(2)	$6,550,599.60	$714.68
In respect of assumed stock options: Common Stock, $0.001 par value per share	1,512,075	$8.56	(4)	$12,943,362	$1,412.13
In respect of assumed restricted stock units: Common Stock, $0.001 par value per share	103,164	$3.80	(2)	$392,023.20	$42.77
Liquidia Technologies, Inc. 2016 Equity Incentive Plan, as amended
In respect of assumed stock options: Common Stock, $0.001 par value per share	644,214	$9.82	(4)	$6,326,181.48	$690.19
Liquidia Technologies, Inc. Stock Option Plan, as amended
In respect of assumed stock options: Common Stock, $0.001 par value per share	368,338	$4.13	(4)	$1,521,235.94	$165.97
TOTAL	6,351,633			$35,162,402.22	$928.63

(1)            Liquidia Corporation (“Liquidia Corporation” or the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) to register the issuance of an aggregate of 6,351,633 shares of common stock, par value $0.001 per share, of Liquidia Corporation (the “Liquidia Corporation Common Stock”), which are issuable pursuant to the Liquidia Corporation 2020 Long-Term Incentive Plan, the Liquidia Corporation 2020 Employee Stock Purchase Plan, the Liquidia Technologies, Inc. 2018 Long-Term Incentive Plan, the Liquidia Technologies, Inc. 2016 Equity Incentive Plan, as amended, and the Liquidia Technologies, Inc. Stock Option Plan, as amended (collectively, the “Plans”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Liquidia Corporation Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of Liquidia Corporation Common Stock.

(2)            Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon $3.7915, which is the average of the high and low prices per share of common stock, $0.001 par value per share, of Liquidia Technologies, Inc. (“Liquidia Technologies Common Stock”), a Delaware corporation and a predecessor-by-merger to the Registrant (“Liquidia Technologies”), as reported on the Nasdaq Capital Market on November 16, 2020. The Registrant has assumed the options and restricted stock unit awards issued under the listed Plan pursuant to the Merger Agreement (as defined below).

(3)            Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon 85% of $3.7915, which is the average of the high and low prices per share of Liquidia Corporation Common Stock as reported on the Nasdaq Capital Market on November 16, 2020. Under the terms of the Liquidia Corporation 2020 Employee Stock Purchase Plan, shares of Liquidia Corporation Common Stock are purchased at 85% of the lesser of the Fair Market Value of such shares on the first trading date of the Offering Period (each as defined in the Liquidia Corporation 2020 Employee Stock Purchase Plan) or on the last day of the respective Offering Period.

(4)            Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the weighted-average per share exercise price (rounded to nearest cent) for certain outstanding stock options granted under the listed Plan. The Registrant has assumed the stock options issued under the listed Plan pursuant to the Merger Agreement.

(5)            Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the Proposed Maximum Aggregate Offering Price.

(6)            Pursuant to Rule 457(p) under the Securities Act, the amount of the registration fee payable hereunder has been partially offset by previously paid filling fees as follows:

a.	The Registrant filed a Registration Statement on Form S-4 (File No. 333-240421) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on August 5, 2020, as amended by Pre-Effective Amendments No. 1 and No. 2 filed on September 4, 2020 and September 14, 2020, respectively (the “Form S-4”) and paid a filing fee of $28,108.60. The offering contemplated by the Form S-4 was completed on November 18, 2020; upon completion of the offering there were 405,166 unsold shares of Liquidia Corporation Common Stock registered thereunder for which a filing fee of $278.46 had been paid that may be used as an offset against future filings.

b.	Liquidia Technologies filed a Registration Statement on Form S-8 (File No. 333-226344) filed under the Securities Act with the Commission on July 26, 2018 (the “July 2018 S-8”) and paid a filing fee of $3,514. The offering contemplated by the July 2018 S-8 was terminated pursuant to a Post-Effective Amendment No. 1 to the July 2018 S-8 filed by Liquidia Technologies on November 18, 2020; upon completion of the offering there were 469,439 unsold shares of Liquidia Technologies Common Stock registered thereunder for which a filing fee of $532.60 had been paid that may be used as an offset against future filings.

c.	Liquidia Technologies filed a Registration Statement on Form S-8 (File No. 333-230077) filed under the Securities Act with the Commission on March 5, 2019 (the “March 2019 S-8”) and paid a filing fee of $1,363.32. The offering contemplated by the March 2019 S-8 was terminated pursuant to a Post-Effective Amendment No. 1 to the March 2019 S-8 filed by Liquidia Technologies on November 18, 2020; upon completion of the offering there were 620,778 unsold shares of Liquidia Technologies Common Stock registered thereunder for which a filing fee of $1,363.32 had been paid that may be used as an offset against future filings.

d.	Liquidia Technologies filed a Registration Statement on Form S-8 (File No. 333-233224) filed under the Securities Act with the Commission on August 12, 2019 (the “August 2019 S-8”) and paid a filing fee of $224. The offering contemplated by the August 2019 S-8 was terminated pursuant to a Post-Effective Amendment No. 1 to the August 2019 S-8 filed by Liquidia Technologies on November 18, 2020; upon completion of the offering there were 294,910 unsold shares of Liquidia Technologies Common Stock registered thereunder for which a filing fee of $220.19 had been paid that may be used as an offset against future filings.

e.	Liquidia Technologies filed a Registration Statement on Form S-8 (File No. 333-237364) filed under the Securities Act with the Commission on March 24, 2020 (the “March 2020 S-8”) and paid a filing fee of $513.02. The offering contemplated by the March 2020 S-8 was terminated pursuant to a Post-Effective Amendment No. 1 to the March 2020 S-8 filed by Liquidia Technologies on November 18, 2020; upon completion of the offering there were 1,129,250 unsold shares of Liquidia Technologies Common Stock registered thereunder for which a filing fee of $513.02 had been paid that may be used as an offset against future filings.

f.	Accordingly, the total filing fee for the shares registered under this Form S-8 of $3,836.22 is hereby offset by $2,907.59, which represents unused portions of the filings fees paid in (a)-(e) above.

EXPLANATORY NOTE

On November 18, 2020 (the “Closing Date”), Liquidia Corporation completed the previously announced acquisition contemplated by the Agreement and Plan of Merger, dated as of June 29, 2020, as amended by a Limited Waiver and Modification to the Merger Agreement, dated as of August 3, 2020 (the “Merger Agreement”), by and among Liquidia Corporation, Liquidia Technologies, RareGen, LLC, a Delaware limited liability company (“RareGen”), Gemini Merger Sub I, Inc., a Delaware corporation (“Liquidia Merger Sub”), Gemini Merger Sub II, LLC, a Delaware limited liability company (“RareGen Merger Sub”), and PBM RG Holdings, LLC, a Delaware limited liability company, as Members’ Representative. Pursuant to the Merger Agreement, Liquidia Merger Sub, a wholly owned subsidiary of Liquidia Corporation, merged with and into Liquidia Technologies (the “Liquidia Technologies Merger”), and RareGen Merger Sub, a wholly owned subsidiary of Liquidia Corporation, merged with and into RareGen (the “RareGen Merger” and, together with the Liquidia Technologies Merger, the “Merger Transaction”). Upon consummation of the Merger Transaction, the separate corporate existences of Liquidia Merger Sub and RareGen Merger Sub ceased and Liquidia Technologies and RareGen continue as wholly owned subsidiaries of Liquidia Corporation.

Upon completion of the Liquidia Technologies Merger, each outstanding share of Liquidia Technologies Common Stock, whether certificated or held in book-entry form, automatically converted into one share of Liquidia Corporation Common Stock, and such shares of Liquidia Technologies Common Stock converted into Liquidia Corporation Common Stock were cancelled. In connection with the Merger Transaction, the Registrant assumed each outstanding award under the Liquidia Technologies, Inc. 2018 Long-Term Incentive Plan, the Liquidia Technologies, Inc. 2016 Equity Incentive Plan, as amended, and the Liquidia Technologies, Inc. Stock Option Plan, as amended. As such, (i) each outstanding option and warrant to purchase shares of Liquidia Technologies Common Stock was assumed by Liquidia Corporation and represents the right to purchase a like number of shares of Liquidia Corporation Common Stock on the same terms and conditions, including vesting and exercise price per share, then-applicable to such Liquidia Technologies option or warrant, as applicable, and (ii) each outstanding restricted stock unit to acquire shares of Liquidia Technologies Common Stock was assumed by Liquidia Corporation and represents the right to acquire a like number of shares of Liquidia Corporation Common Stock on the same terms and conditions, including vesting, then-applicable to such Liquidia Technologies restricted stock unit.

This Registration Statement is being filed by the Registrant in connection with the registration of Liquidia Corporation Common Stock issuable to eligible employees of the Registrant or its subsidiaries pursuant to awards granted or that may in the future be granted under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated herein by reference:

(a)	The Registrant’s Current Report on Form 8-K12B filed with the Commission on November 18, 2020, including the description of Liquidia Corporation Common Stock contained therein, including any amendments or reports filed for the purpose of updating such description;

(b)	Liquidia Technologies’ Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 16, 2020;

(c)	Liquidia Technologies’ Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2020;

(d)	Liquidia Technologies’ Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the Commission on May 11, 2020, August 10, 2020 and November 6, 2020, respectively; and

(e)	Liquidia Technologies’ Current Reports on Form 8-K filed with the Commission on January 27, 2020, March 20, 2020, March 30, 2020, April 8, 2020, April 13, 2020, April 30, 2020, May 18, 2020, June 5, 2020, June 19, 2020, June 29, 2020, July 2, 2020, July 24, 2020 August 20, 2020, October 14, 2020, October 19, 2020, November 2, 2020, November 16, 2020 and November 18, 2020.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s Certificate of Incorporation and Bylaws each provide indemnification for its directors and officers to the fullest extent permitted by the DGCL. The Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s Certificate of Incorporation and Bylaws provide that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant is party to separate indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s Certificate of Incorporation and Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the Indemnitee and for the reimbursement to the Registrant if it is found that such Indemnitee is not entitled to such indemnification under applicable law and the Registrant’s Certificate of Incorporation and Bylaws.

The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	Certificate of Incorporation of Liquidia Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-240421)).

4.2	Bylaws of Liquidia Corporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-240421)).

4.3	Form of Specimen Common Stock Certificate of Liquidia Corporation (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-240421)).

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of PricewaterhouseCoopers LLP, independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Liquidia Technologies, Inc. Stock Option Plan (2004), as amended, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-240421)).

99.2	Liquidia Technologies, Inc. 2016 Equity Incentive Plan, as amended, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-240421)).

99.3	Liquidia Technologies, Inc. 2018 Long-Term Incentive Plan, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-240421)).

99.4	Liquidia Corporation 2020 Long-Term Incentive Plan, and forms of award agreements thereunder (incorporated by reference to Exhibit 10.11 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-240421)).

99.5	Liquidia Corporation 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.13 of the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-240421)).

Item 9.	Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on November 18, 2020.

LIQUIDIA CORPORATION

By:	/s/ Neal Fowler
Name:	Neal Fowler
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Neal F. Fowler and Steven Bariahtaris his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement on Form S-8 (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Neal F. Fowler	Chief Executive Officer and Director	November 18, 2020
Neal F. Fowler	(Principal Executive Officer)

/s/ Steven Bariahtaris	Interim Chief Financial Officer	November 18, 2020
Steven Bariahtaris	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dr. Stephen Bloch	Chairman of the Board of Directors	November 18, 2020
Dr. Stephen Bloch

/s/ Katherine Rielly-Gauvin	Director	November 18, 2020
Katherine Rielly-Gauvin

/s/ Dr. Joanna Horobin	Director	November 18, 2020
Dr. Joanna Horobin

/s/ Roger A. Jeffs, Ph.D.	Director	November 18, 2020
Roger A. Jeffs, Ph.D.

/s/ Arthur Kirsch	Director	November 18, 2020
Arthur Kirsch

/s/ Paul B. Manning	Director	November 18, 2020
Paul B. Manning

/s/ Dr. Seth Rudnick	Director	November 18, 2020
Dr. Seth Rudnick

/s/ Raman Singh	Director	November 18, 2020
Raman Singh